Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-170488, No. 333-118299, No. 333-80471, and No. 033-36485) on Form S-8 of Granite Construction Incorporated of our report dated June 16, 2022, relating to the statements of net assets available for benefits of Granite Construction Profit Sharing and 401(k) Plan as of December 31, 2021 and 2020, the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the related supplemental information as of December 31, 2021, appearing in this Annual Report on Form 11-K of Granite Construction Profit Sharing and 401(k) Plan for the year ended December 31, 2021.

/s/ Moss Adams LLP
Moss Adams LLP

Campbell, California

June 16, 2022

S-3